EXHIBIT 5.01

[Fenwick & West LLP Letterhead]

December 10, 2007

Kana Software, Inc.

181 Constitution Drive

Menlo Park, California 94025

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Kana Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about December 10, 2007 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,000,000 shares of the Company’s common stock (the “Stock”), of which (i) 300,000 shares of common stock are presently issued and outstanding, (ii) 300,000 shares of common stock will be issued to certain selling stockholders (the “Selling Stockholders”) and (iii) 400,000 shares of common stock will be issued to the Selling Stockholders only upon the exercise of options to purchase shares of common stock. All of the Stock may be sold by certain Selling Stockholders.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Second Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on September 24, 1999 and Certificates of Amendment thereto filed with the Delaware Secretary of State on April 18, 2000, June 29, 2001, December 11, 2001 and November 21, 2005;

(2)	the Company’s Amended and Restated Bylaws, as amended on October 12, 2001;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)	the minutes of meetings and actions by written consent of the Board of Directors and stockholders that are contained in the Company’s minute books that are in our possession;

(6)	a statement from the Company as of December 6, 2007 as to the number of (i) outstanding shares of capital stock, (ii) issued and outstanding options, warrants

Kana Software, Inc.

December 10, 2007

and rights to purchase capital stock and (iii) any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and equity incentive plans and all other plans, agreements or rights as of those dates;

(7)	the stock records of the Company that the Company has provided to us (consisting of a certificate from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of December 6, 2007);

(8)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”);

(9)	the Membership Interest Purchase Agreement dated May 4, 2007 pursuant to which the Selling Stockholders acquired or will acquire the stock to be sold by them as described in the Registration Statement (the “Purchase Agreement”);

(10)	the Registration Rights Agreement dated June 14, 2007 pursuant to which the Company agreed to register the Stock pursuant to the Registration Statement and Prospectus; and

(11)	the form of Stock Option Agreement between the Company and certain members of eVergance Partners, LLC (the “Option Agreement”).

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents, or if the Stock is issued in book entry form, the transfer agent and registrar for the Stock will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Stock credited to the recipient’s account.

Kana Software, Inc.

December 10, 2007

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by the representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that (i) the 300,000 shares of Stock that are currently issued to the Selling Stockholders and are to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; (ii) the 300,000 shares of Stock to be sold by the Selling Stockholders, when issued and delivered in the manner stated in the Purchase Agreement, Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable; and (iii) the 400,000 shares of Stock to be sold by the Selling Stockholders upon the exercise of options to purchase common stock, when issued, sold and delivered in the manner and for the consideration stated in the Option Agreement, the Purchase Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP